Spark Energy, Inc.'s Fourth Quarter 2018 Earnings Conference Call March 4, 2019

Corporate Speakers:

Christian Hettick; Spark Energy, Inc.; IR Professional
Nathan Kroeker; Spark Energy, Inc.; President, CEO & Director
Robert Lawrence Lane; Spark Energy, Inc.; VP & CFO

Participants:

Carter William Driscoll; B. Riley FBR, Inc.; VP & Equity Analyst

PRESENTATION

Operator: Good morning, ladies and gentlemen. Welcome to the Spark Energy, Inc. Fourth Quarter 2018 Earnings Conference Call. My name is Amanda, and I'll be your operator for today. (Operator Instructions)

As a reminder, this conference is being recorded for replay purposes, and this call will be posted on Spark Energy, Inc. website.

I would now like to turn the conference over to Mr. Christian Hettick with Spark Energy, Inc. Please go ahead.

Christian Hettick: Welcome to Spark Energy's Fourth Quarter 2018 Earnings Call. This call is also being broadcast via webcast, which can be located in the Investor Relations section of our website at sparkenergy.com.

With us today from management is our CEO, Nathan Kroeker; and our CFO, Robert Lane.

Please note that today's discussion may contain forward-looking statements, which are based on assumptions that we believe to be reasonable as of this date. Actual results may differ materially. We urge everyone to review the safe harbor statement in today's earnings release as well as the risk factors in our SEC filings. We undertake no obligation to update these statements as a result of future events, except as required by law.

In addition, we will refer to both GAAP and non-GAAP financial measures. For information regarding our non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures, please refer to today's earnings release.

With that, I'll turn the call over to Nathan Kroeker, our CEO.

Nathan Kroeker: Thank you. Welcome, everybody, to today's earnings call.

I'm going to summarize our fourth quarter and full year results, and then Rob Lane, our CFO, will provide more details on our financials before we close with Q&A.

Last year was transformational here at Spark. We have made tremendous progress on integrating our acquisitions, consolidating our platforms and brands, shoring up our balance sheet and driving down costs, positioning the business for more profitable growth in 2019 and beyond. In addition, all of the full-year hedges we had to put on at elevated prices last January have finally rolled off.

We achieved our key objectives for the year, including reducing our extreme weather risks, dramatically simplifying our brand and operating footprint, refocusing on our mass-market business and delivering significant G&A savings across the organization. We also executed 3 tuck-in acquisitions that are already fully integrated and had an immediate positive impact to our adjusted EBITDA. As a result of all these moves, we expect unit margins and adjusted EBITDA to increase significantly over the next 2 years.

Let's take a moment to take a deeper dive into these accomplishments and what they mean for our future. We've increased the physical portion of our hedge portfolio in order to reduce the collateral exposure associated with weather events. In addition, we have been using physical length and call options as insurance protection from extreme ERCOT summer and New England winter weather. We believe the benefits of reduced risk and a more stable earnings profile far outweigh the added cost of these protections.

While some of you may have heard that we had another Bomb Cyclone this winter, I'm very proud to say that we suffered no ill effects from this winter's extreme cold, and we expect that 2019's first quarter will be a very good start to our year.

We also committed to streamlining and simplifying our footprint, which we have done through the consolidation of our brands, billing systems and office locations. We have eliminated 4 redundant brands and are aligning our business around our best brands going forward. We began the year with 13 billing system instances. We've already reduced that number by half and are on our way to 3 by the end of 2019. We've also consolidated 8 office locations into 2 locations. All of this, along with the associated headcount reductions that we have done, has resulted in us achieving over 75% of our targeted $22 million in G&A savings to date.

As we move into 2019, we believe our internal initiatives to streamline the business and realize synergies are solidly in place and will help return us to significant growth in our adjusted EBITDA and free cash flow to shareholders.

And with that, I'll turn the call over to Rob for his financial review.

Robert Lawrence Lane: Thank you, Nathan. Good morning. In the fourth quarter, we achieved $20.1 million in adjusted EBITDA compared to last year's fourth quarter of $28.9 million. Retail gross margin for the quarter was $50.2 million compared with $66.2 million last year. The decrease in retail gross margin was primarily due to lower electric unit margins that shouldn't -- we expect to reverse in 2019. Thanks to our cost saving initiatives, we saw a significant decrease in quarterly G&A year-over-year that we expect to continue this year.

Full year adjusted EBITDA was $70.7 million compared to $102.9 million for 2017, while full year retail gross margin was $185.1 million compared to $224.5 million. The primary factors contributing to this decrease included decreased power unit margins attributable both to the Bomb Cyclone and the company's liquidity position at the beginning of 2008 that we believe has been remedied, a larger percentage of C&I customers that we are aggressively nonrenewing and an increase in New England capacity costs that should roll off at the end of May.

Our fourth quarter operating expenses improved by over 10% year-over-year, dropping from $31.7 million to $27.9 million. This is largely due to the $17 million of run rate synergies we have achieved to date. We have realized an improvement of nearly 10% year-over-year in our G&A expenses on a normalized basis. We expect to see continued improvement in our G&A as we fully realize $22 million of G&A savings over our 2017 normalized run rate by the end of 2019.

We ended the year with 908,000 RCEs as a result of proactively nonrenewing some of our less profitable C&I customers as well as reducing our CAC spend, partially offset by the 3 acquisitions. For the year, we spent $13.7 million on customer acquisition costs compared to $25.9 million the prior year. Meanwhile, our monthly average customer attrition was 4.7%.

Interest expense for the year fell from $11.1 million to $9.4 million primarily because of less accretion on our earn-out liabilities and sellers' note. Income tax expense decreased $2.1 million to $2.1 million from $38.8 million in 2017, driven by a reduction in taxable income due to lower gross margin and a noncash loss on our hedging portfolio.

Our net income for the year was a loss of $14.4 million or a loss of $0.69 per fully diluted share compared to net income of $75 million and $1.21 per fully diluted share for 2017. 2018 was negatively affected by a $28.8 million mark-to-market loss, while 2017 was positively affected by a $21.3 million mark-to-market gain.

As we have reminded investors in the past, when the commodity curve falls as it has done since the elevated curve of December 31, 2017, we experienced a noncash mark-to-market loss that ultimately does not change the actual cash we expect to receive on our fixed-price contracts.

Looking at our balance sheet. We had net debt of $98 million and total liquidity of $60 million at year-end. Since the end of the year, we have increased our total lender commitments on our senior credit facility by $25 million to $217.5 million, which brings our formal liquidity to $103 million.

On December 14 and January 15, we paid a quarterly tax dividend on our Class A common stock and our Series A Preferred Stock, respectively. On January 17, we announced our fourth quarter dividend of $0.18125 per share on our common stock and $0.54688 per share of preferred stock to be paid on March 15 and April 15, respectively. As we've stated in the past, we expect to pay these quarterly dividends on a go-forward basis.

Back to you, Nathan.

Nathan Kroeker: Thanks, Rob. I'm very proud of everyone here at Spark for the work they put in to improve our business over the course of the last year. We're excited about 2019 as we continue to see the benefits of rationalizing our cost structure and returning our margins to normal levels.

We will now open up the line for questions from our analysts. Operator?

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) Our first question comes from the line of Carter Driscoll of B. Riley FBR.

Carter William Driscoll: So first question. So you've done a lot of, as you said, a lot of behind-the-scenes work in preparing to have a much proved outlook for 2019 and 2020. Can you talk about some of the puts and takes? You talked about significant growth in adjusted EBITDA, which is the right metric to value guys on. In terms of things like your expectations for price increases, customer growth, attrition, net margin expansion with a little bit more depth and just talk about the factors that you need to occur versus what is already in place to try to get a sense of what's left to be done this year. You've obviously articulated on the call side, but in particular to position yourselves for other aspects that will drive that adjusted EBITDA growth.

Nathan Kroeker: Thanks, Carter. I guess, first thing I would say, you've always had a very good understanding of this business and done a good job of modeling it going forward, so thanks for that. I would point out the 2 -- probably 2 biggest things. One is all of the hedges that we put on at elevated prices last year have rolled off through the end of '18. So all of the things being equal, margins will expand in '19 and '20. The second thing is we're aggressively nonrenewing or appropriately pricing all the C&I contracts on renewal. So you will continue to see our C&I portfolio shrink.

A lot of that C&I load was in at 0 or even slightly negative margins. So as of that portion of the book falls off, net unit margins increase. What you'll see in our investor deck later today is that we're projecting unit margins going back to $27 to $30 a megawatt hour. What I would highlight is nothing has to change in order for that to happen. If we just continue with our existing pricing strategy, the natural evolution of the hedges falling off and the change in the mix of the portfolio that we anticipate get us to those unit margins by the middle of 2019.

Carter William Driscoll: Okay, okay. So it's -- and I'm assuming that, that's a relatively benign pricing environment that you don't need to increase prices to realize that either. Is that a fair assumption?

Nathan Kroeker: Yes. So what we -- when we sell new contracts, we target a specific unit margin or a specific return on our upfront investment. The strategy doesn't change. Obviously, our retail pricing changes with changes in the underlying commodity curve, but there's no fundamental shift in our strategy.

Carter William Driscoll: Yes, okay. And then just within the context of the hedges you had to put in place for 2018 for the full year and those that roll off -- but you did talk about some increased weather hedges. Can you just remind us just quantify again? And is that part -- those that have already been taken into account in terms of the expectations of significant growth and adjusted EBITDA, is that correct?

Nathan Kroeker: Yes. So summer of '18, we spent a couple million dollars putting some insurance in place for ERCOT. In November, we put -- we spent $1 million putting some insurance in place for New England. All of that's already in the portfolio. We fully anticipate doing something similar for summer of '19 and winter of '19, '20. All of that is in -- baked into our go-forward projections.

Carter William Driscoll: Okay. So if I were to keep the book relatively flattish or a bit of a roll-off because of the natural attrition you're going to have on the C&I side and apply those rough unit margins to, let's say, a 75-25 electricity-natural gas book, I mean, you're -- you could -- I mean, just my back-of-the-envelope calculation, you're talking at least 20% growth in EBITDA this year. Is that unreasonable to assume?

Nathan Kroeker: No, it's not unreasonable at all. Like we've said, I think this business reverts back to the historical numbers that we had prior to that storm in January of '18 (inaudible)

Carter William Driscoll: Yes, yes. No, understood. All right. Within that context, so there was obviously -- one of your competitors taken out in terms of an M&A with Crius being taken out just few weeks ago. Could you -- in the context of what your traditional M&A strategy has been and -- could you comment on whether you thought that was a reasonable multiple and/or talk about some of the opportunities that you're still seeing? I'm assuming that you're looking at kind of small book opportunities and tuck-in acquisitions similar to last year. Do you have a number in mind or an additional kind of range of RCEs you're looking to target this year? Trying to get a sense of what you think the business could be worth once you demonstrate you can go -- you can grow your EBITDA double digit. I mean, is 5, 5.5x a reasonable multiples on trailing 12 months in your estimate?

Nathan Kroeker: Yes, I think it's definitely north of 5, maybe 6. I think the Crius acquisition says there's still room for consolidation in the space. We believe our platform is every bit as attractive as anybody else's in the industry. So I think we've got a very good business platform here. Crius trading doesn't change our strategy at all. I mean, we're focused on a multiyear return to sustainable profitability and growth, and that includes both organic growth as well as tuck-in acquisitions. Tuck-in specifically, our goal is to do 1 or 2 or 3 tuck-in deals every year, kind of like we've been doing for the last 5 years. So really doesn't change our strategy at all in terms of continuing to grow and generate shareholder value.

Carter William Driscoll: Are you seeing, I mean, obviously, after that occurred, I would imagine that a lot of the players of a size of yours maybe were getting some investor interest or even potentially some interest in the organization itself. Could you comment upon that specifically? And/or at what point do you think it would make sense, assuming you got up a bit in that range, do you think you need to demonstrate the growth before you would consider something or would all depend on price?

Robert Lawrence Lane: I'm going to say we do continue to see a lot of interest in our business but not going to comment any further on that.

Carter William Driscoll: All right. I had to try. And then maybe just last question for me. In terms of the costs left to do, can you just quantify -- I mean, not quantify, can you qualify that kind of remaining 25%? Is it a little bit evolved what you had cited that you have achieved to date? In terms of rank consolidation systems, is that the remaining? Is there anything you haven't highlighted that you still need to achieve to reach that target of $22 million.

Robert Lawrence Lane: No, it's just finishing all the stuff that we've started. So I still have several more billing systems to eliminate. There's a little bit of indirect costs associated with that. We just have to finish everything that we started. So it's well in hand, it's really several more months of hard work and we'll be there. There's no step change assumptions in that.

Carter William Driscoll: Okay. And then, I'm sorry, maybe the last one for me. So we talked a fair amount about electricity, which obviously has a much bigger effect on your financial performance because of the contracts you've entered into and the composition of your customer base. But maybe on the natural gas side, can you talk about maybe what your targets are there on a unit margin perspective? And is it a similar type of time frame that you expect to get back at your historical range?

Robert Lawrence Lane: Yes, we're $3.7 to $4 a decatherm. Gas hasn't really fluctuated that much. We've been in the mid to high 3s for several years. We see that continuing, maybe expanding a little bit. Some of the gas contracts we're selling now have more attractive unit margins on them than what we've done historically, so -- but we'll be in the high 3s to $4 a decatherm going forward.

Carter William Driscoll: Okay. I'm sorry, one more. Any territories in which you're expecting either to maybe go into with a new acquisition? Or will your M&A still be kind of tucked in your existing territory? Just trying to get a sense of any new opportunities that you're vetting at least domestically?

Nathan Kroeker: We're in all the key markets today. M&A for us is really about consolidation and economies of scale. And so there's not a specific market that we're not in that we feel we need to be in. I think we've got the right footprint in order to realize the growth that we're projecting.

Operator: We have no further questions at this time. I'd like to turn the call back over to Mr. Nathan Kroeker.

Nathan Kroeker: All right. Thanks, everybody, for participating in today's call, and we'll talk to you next quarter.

Operator: Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program. You may now disconnect. Everyone, have a great day.